Exhibit 99.2

Final Draft

Conference Call February 28, 2005 — 9:00 A.M.

     Good morning everyone. The purpose of today’s call is to discuss our 2004 fourth quarter and year-end results. As we have previously stated, beginning with the first quarter of 2005, the quarterly conference calls will be interactive allowing for a question and answer period. At that time, I will be joined by Stephen J. Hansbrough, President and Chief Executive Officer and Gino Chouinard, our Executive Vice-President and Chief Financial Officer.

     Our remarks today include forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties are described in the company’s current report on Form 8-K filed today with the SEC. These forward-looking statements represent the company’s judgment as of the date of this call.

     Earlier this morning, we released our numbers for the 4th quarter of 2004 and for the full year. We are very pleased that despite the slow start to 2004, quarterly revenues have increased steadily throughout the year to $18.8 million in the 4th quarter from $16.9 million in the comparable period of the prior year. We have seen sequential improvement each quarter from the fourth quarter of 2003. Income from operations during the 4th quarter increased to $580,000 from a loss of $636,000 for the comparable period last year. The net loss for the 2004 fourth quarter was $669,000 compared to a net loss of $2 million for the comparable period of the prior year. The fourth quarter for 2004 included a non-cash interest charge for debt discount amortization of $532,000 relating to the December 2003 financing compared to $517,000 for the same item in the comparable period of the prior year.

     At the end of 2003, the company negotiated a financing (a convertible subordinated debenture with warrants) when the price of our shares was $1.61. The conversion price and the warrant price were both set at $1.75. From the time of the agreement with the investors to the time of the closing, the price of our shares increased to over $2.40. As a result of the difference between the value of the negotiated conversion and warrant price of $1.75 per share and the market value of the common stock at the closing, the company must take a non-cash charge off each quarter until a total of approximately $7.5 million is amortized. Currently, the quarterly charge is approximately $530,000. Although this charge affects our “bottom line”, it does not affect the company from an Income from Operations or Cash Flow point of view. In the event the investors elect to convert and exercise their warrants or the debt is repaid prior to maturity, there will be an acceleration of any unamortized non-cash charge during that quarter.

     Revenues for the 2004 fiscal year increased to $72.3 million from $70.5 million in 2003. The net loss for the year increased to $3.5 million from $1.7 million, but included the non-cash charge from the 2003 financing of $2.1 million in 2004 compared to only $517,000 in 2003. Depreciation and amortization was approximately $2.3 million in the most recent fiscal year as compared to $3.0 million in 2003.

     During the last fiscal year, the company successfully implemented a cost reduction program which reduced annual expenses by more than $2.5 million. A reorganization of our management team was also completed to provide the strength and ability to reach our corporate goals for the future. Finally, as previously announced, new or expanded contracts with healthcare providers were signed which should generate more than $5 million in annual revenue in 2005 and allow the company to achieve the goal of our first profitable year and revenues in excess of $80 million for 2005.

     Thank you for listening. February revenues will be discussed on March 8, 2005.